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NEURALSTEM APPROVED TO COMMENCE ISCHEMIC STROKE TRIAL IN CHINA

ROCKVILLE, Maryland, September 27, 2012 – Neuralstem, Inc. (NYSE MKT: CUR) announced it has been approved to commence a clinical trial to treat motor deficits due to ischemic stroke with its spinal cord stem cells (NSI-566) at BaYi Brain Hospital, in Beijing China, through its subsidiary, Neuralstem China 神脑生物医药公司 (Suzhou Neuralstem Biopharmaceutical Company, Ltd.). The trial approval includes a combined phase I/II design and will test direct injections into the brain of NSI-566, the same cell product tested by Neuralstem in a recently-completed Phase IALS trial in the United States. The trial is expected to begin early next year. Ischemic strokes, the most common type of stroke, occur as a result of an obstruction within a blood vessel supplying blood to the brain. Post-stroke motor deficits include paralysis in arms and legs and can be permanent.

“China is rapidly moving to become a prominent player in the field of stem cell transplantation and regenerative medicine,” said Karl Johe PhD, Chairman of Neuralstem’s Board of Directors and Chief Scientific Officer. “We are honored and excited to begin this process at BaYi Brain Hospital in Beijing, China. Ba Yi is one of the premier neurological hospitals in China, and we can assure all of our stake holders that the quality of the medical care and treatment our patients receive, as well as the entire protocol, will be the equal of any trial we do anywhere in the world, including our FDA-approved trial in the U.S.”

"Ba Yi prides itself on its world class research capabilities," said Professor Xu RuXiang, President of the Ba Yi Hospital and principal investigator of the trial. "Chronic motor disorder from stroke is a serious public health issue for China, where we, as a population, now suffer over 2 million ischemic strokes per year. We are ready to be the world's first site for Neuralstem's cell therapy stroke trial and excited about its potential."

About the Trial

The trial is designed to enroll up to 118 patients who have suffered an ischemic stroke with chronic residual motor disorder with Neuralstem’s NSI-566 cell line, 4-24 months post-stroke. The stem cell treatment involves a one-time treatment of intracerebral injections of Neuralstem’s neural stem cells into the stroke area using well-accepted stereotactic injection procedures. The trial will be conducted in 2 parts. The first part of the study, Phase I, will be open-label and enroll up to 18 patients who will be assigned to 3 cohorts. Each of these will receive ascending doses of NSI-566 to define the maximal safe dose. The maximal safe dose defined in the first phase will be used to evaluate efficacy in the second part of the study, a Phase II/Proof-of-Concept study. This Phase will be a multi-site, randomized, controlled, single-blind study and enroll up to 100 randomized subjects. 50% of the subjects will receive a one-time treatment with the cells and physical therapy and the other 50% will receive only the physical therapy with no surgery. Outcome measures during the follow-up period in Phase II will be conducted in single-blinded manner. The combined study, including patient monitoring and data collection, is expected to take approximately two years.

About Neuralstem China

Founded in 2010, Neuralstem China (Suzhou Sun-Now Biopharmaceutical Co. Ltd. 神脑生物医药公司) is a wholly-owned subsidiary of Neuralstem, Inc., headquartered in Suzhou, roughly one hundred miles west of Shanghai. Neuralstem China has constructed a clinical-grade manufacturing facility ), and holds the license required by the Chinese government for conducting business in China. Neuralstem’s mission in China is to bring its world-leading neural stem cell technology to China to address the unmet medical needs of tens of millions of patients suffering from diseases of, and injuries to, the central nervous system (CNS).

Neuralstem China intends to move its best-in-class stem cell therapeutics through Chinese clinical and regulatory pathways, harmonizing a Western style of discipline and care with existing Chinese traditions and commercialization culture. China has many different regulatory paths to commercialization. Neuralstem’s product advancement strategy is to pursue each path simultaneously.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem has recently completed an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury, ischemic spastic paraplegia and chronic stroke. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company is in a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include chronic traumatic encephalopathy (CTE), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter and Facebook.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2011 and the quarterly report on Form 10-Q for the period ended June 30, 2012.

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